Exhibit 99.1

            News Release

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Lars E. Rosene	(469) 420-3264

FOR IMMEDIATE RELEASE

Flowserve Announces Increased Bookings and Backlog in First
Quarter and Provides Other Updates

DALLAS — May 26, 2005 — Flowserve Corp. (NYSE: FLS) today announced increased bookings and backlog for the first quarter of 2005, while indicating that the company expects to complete its 2004 Form 10-K filing and previously announced restatement during the third quarter of 2005.

First Quarter Bookings and Backlog Increase
First quarter 2005 consolidated bookings increased 9 percent, including currency effects of 3 percent, to approximately $686 million compared with approximately $630 million in the first quarter of 2004. First quarter 2005 backlog increased 3 percent, primarily due to currency effects of 3 percent, to approximately $884 million compared with approximately $858 million at the end of the first quarter of the prior year. The backlog did not increase commensurate with bookings as a result of the company’s progress in enhancing operational excellence, reducing cycle time, and reducing past due backlog.

“This encouraging bookings activity reflects continued improvement in our business operations and favorable conditions in many of our global end-markets,” said Interim-CEO Kevin E. Sheehan. “With these increased bookings, we are being more selective in purchase orders we are taking. Bottom line, we are continuing to see significant operational improvement across all three divisions.

“However, any positive effects from these factors will continue to be reduced by the significant costs of Sarbanes-Oxley compliance, including professional fees arising from our comprehensive internal financial processes, the 2004 audit of both financial statements and internal controls, the restatement and related financial compliance work. For the first quarter of 2005, we expect these costs to offset the anticipated improvement from increased bookings when final results of operations are determined. For 2005, we expect these full year costs to exceed $30 million, which we view as an investment in the company’s future,” Sheehan said.

Debt Inches Higher in First Quarter
Consolidated debt increased approximately $16 million at the end of the first quarter primarily as a result of payment of full year 2004 incentive awards, pension fund contributions and increased professional service fees.

“We still expect to pay down debt in 2005,” said Chief Financial Officer Mark A. Blinn. “And, we are continuing to evaluate various options to further strengthen our balance sheet. The recently announced amendments to our lending covenants provide us with additional avenues to enhance our capital structure and reduce our borrowing cost.”

2004 Financial Filings Expected in Third Quarter
The company plans to file its 2004 Form 10-K report during the third quarter of 2005. As previously announced, the company is restating annual financial results for 2000 through 2003 and quarterly results for the first quarter of 2004. The company continues to expect that the cumulative net reduction in net income, which is still being determined in amount and type, for the periods being restated should be less than $20 million.

Internal Control Update
As previously announced, the company expects to issue its management assertion in its 2004 Form 10-K stating that its internal controls over financial reporting were not operating effectively as of the end of 2004. The company believes that material control weaknesses in addition to those previously disclosed will fall into the following categories for company level and site level controls: documentation, communication, training and compliance with regard to financial and accounting policies; reconciliations of significant accounts; tax recordkeeping; internal audit processes; information technology and general computer processes; segregation of duties; verifying fixed assets; and approval and documentation of certain transactions and manual journal entries. The company’s assessment of this matter is ongoing and additional material weaknesses and/or categories could be disclosed.

“Though this is a very expensive and detailed process involving complex accounting issues, our new finance team is making good progress in addressing and resolving these internal control matters,” Sheehan said.

Pending Tax Audit
As previously reported, the IRS is currently conducting an audit of the company’s tax returns for 1999 through 2001, in the course of which the company has identified certain recordkeeping and internal control issues. These issues, which are the subject of certain audit adjustments proposed by the IRS, relate to the company’s ability to trace tax return items to source accounting records and provide documentation to substantiate deductions shown on tax returns. The company is diligently working on these documentation issues by identifying and reviewing records, obtaining additional supporting documents and preparing and filing amended tax returns. In addition, the company is discussing with the IRS other specific tax issues raised in the audit for which the company has established reserves in its financial statements. If the company cannot provide the required support or otherwise favorably resolve these issues, it may have a material tax payment obligation in excess of existing reserves, which could impact its 2004 results of operations.

CEO Search Moving Forward
Sheehan indicated that the board of directors’ Transition Committee is making steady progress in selecting a permanent CEO. As previously reported, the company’s former chief executive stepped down on April 4, 2005. “The Transition Committee began to function in mid-February, and we expect this to be a five to six month process,” Sheehan said.

General Services Divestiture Progress
The company said that it has begun communications with potential buyers of its General Services operations of its Flow Control Division. As previously announced, the company’s first quarter 2005 financial statements will reflect General Services as a discontinued operation.

2005 Outlook
“We continue to be very encouraged by the favorable conditions in many of our end-markets, the improvements in our operations and the leadership of our senior management team,” Sheehan said. “We are making solid progress in resolving our internal control issues, and this effort will continue to improve Flowserve’s operations.”

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; further repercussions from the terrorist attacks of Sept. 11, 2001, the threat of future attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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